                                                                                                                                                                                                                                                                                               Ex. 99.1

News Release

XOMA Appoints Steven B. Engle President,

Chief Executive Officer and Director

Berkeley, Calif. -- August 6, 2007 -- XOMA Ltd. (Nasdaq:XOMA), a leader in the discovery and development of antibody therapeutics for cancer and inflammatory diseases, today announced that Steven B. Engle has been named president, chief executive officer and a member of the company’s board of directors.  Mr. Engle succeeds Jack Castello, the company’s former president and chief executive officer, who announced his retirement plans earlier this year.  Mr. Castello will remain with the company as non-executive chairman of the board during a transition period, expected to run through October of 2007.

"On behalf of the XOMA Board, I couldn’t be more pleased that Steve has joined XOMA to serve as the company’s next president and chief executive officer,” said Denny Van Ness, a member of XOMA's board of directors who led the succession search.  “His leadership experience in our industry, together with his expertise in therapeutic products, operations and corporate development, make him the right person to lead XOMA forward.  I am confident in Steve’s ability to enhance and execute the company’s strategic plan to create value for XOMA shareholders."

Mr. Van Ness added, “I also want to thank Jack Castello for his strong leadership and years of service at XOMA. It is due to his efforts that XOMA is so well-positioned today. We appreciate his many contributions to the company and wish him all the best in retirement.”

Mr. Engle stated, “XOMA’s leadership in therapeutic antibody discovery and development is based on its world class technologies and proven capabilities as well as an expanding pipeline of product candidates.  The growing use of therapeutic antibodies is one of the largest opportunities in healthcare today.  To address this opportunity, XOMA has built an extensive business platform which combines revenue-generating collaborations, licensing programs, royalties on marketed products, and a proprietary pipeline.  I look forward to working with XOMA’s talented employees and the company’s partners in creating long-term value and bringing the benefits of antibody therapeutics to patients with unmet medical needs.”

Mr. Engle has more than 25 years of executive leadership and biotechnology and pharmaceutical industry experience.  He previously served as chairman of the board and chief executive officer of La Jolla Pharmaceutical Company, a publicly-held biopharmaceutical company focused on the research and development of therapeutic products for autoimmune and antibody-mediated diseases.  He joined La Jolla Pharmaceutical Company in 1993, became president and a director in 1994, CEO in 1995, and chairman of the board in 1997.  Prior to joining La Jolla, he held executive-level positions at Cygnus Therapeutic Systems, a developer of drug delivery systems, and Micro Power Systems, Inc., a manufacturer of high technology products, including medical devices.   He began his professional career with the Strategic Decisions Group and the Stanford Research Institute.  Mr. Engle is a graduate of the University of Texas with BS and MS degrees in Biomedical Engineering.

Pursuant to NASDAQ requirements, the company noted that as part of his employment agreement Mr. Engle received an option to purchase 500,000 XOMA common shares at an exercise price of $5.00 per share, which will be exercisable immediately, and an option to purchase 2,100,000 XOMA common shares at an exercise price equal to the closing price on August 3, 2007, which is exercisable on the company’s normal four-year vesting schedule.

About XOMA
XOMA is a leader in the discovery, development and manufacture of therapeutic antibodies, with a therapeutic focus that includes cancer and immune diseases.  XOMA has royalty interests in RAPTIVA(r) (efalizumab), a monoclonal antibody product marketed worldwide (by Genentech, Inc. and Merck Serono S.A.) to treat moderate-to-severe plaque psoriasis, and LUCENTIS(r) (ranibizumab injection), a monoclonal antibody product marketed worldwide (by Genentech and Novartis AG) to treat neovascular (wet) age-related macular degeneration.

The company has built a premier antibody discovery and development platform that includes access to seven of the leading commercially available antibody phage display libraries and XOMA's proprietary Human Engineering(tm) and bacterial cell expression (BCE) technologies. More than 45 companies have signed BCE licenses. XOMA's development collaborators include Lexicon Pharmaceuticals, Inc., Novartis, Schering-Plough Research Institute and Takeda Pharmaceutical Company Limited. With a fully integrated product development infrastructure, XOMA's product development capabilities extend from preclinical sciences to product launch. For more information, please visit the company's website at www.xoma.com.

Certain statements contained herein that relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. These risks, including those related to the results of discovery research and preclinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); uncertainties regarding the status of biotechnology patents; uncertainties as to the cost of protecting intellectual property; changes in the status of the existing collaborative and licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations; market demand for products; scale up and marketing capabilities; competition; international operations; share price volatility; XOMA's financing needs and opportunities and risks associated with XOMA's status as a Bermuda company, are described in more detail in XOMA's most recent annual report on Form 10-K and in other SEC filings. Consider such risks carefully in considering XOMA's prospects.

CONTACT:
Greg Mann
XOMA - Investor Relations and Corporate Communications
510-204-7270
mann@xoma.com